NEWS RELEASE

The Hartford Appoints Annette Rippert To Its Board Of Directors

HARTFORD, Conn., Jan. 6, 2025 – The Hartford appointed Annette Rippert to the company’s board of directors, effective Feb. 18, 2025. She will serve on the board’s Finance, Investment and Risk Management Committee.

“Annette’s visionary leadership in technology, data and artificial intelligence make her a valuable addition to our board,” said The Hartford’s Chairman and CEO Christopher Swift. “Her extensive experience driving growth, particularly in leveraging AI and data analytics, will be instrumental as we continue to expand our market presence and further our technological capabilities. We look forward to having Annette join the board as we focus on the company’s strategy of growth and innovation.”

Rippert retired as CEO of the Strategy and Consulting group at Accenture, where she transformed the $15 billion portfolio of advisory services by accelerating the use of technology, data and artificial intelligence to drive new and differentiated growth. Rippert led numerous strategic acquisitions to expand Accenture’s advisory services while successfully driving reskilling and other human-capital-management strategies critical to the success of Accenture’s growth agenda. Rippert spent her career with Accenture in roles of increasing responsibility, including leading the North America Technology business, the company’s largest market, and serving as the Technology and Innovation Lead for Accenture Federal Services, overseeing growth initiatives in digital, cloud and emerging technologies.

Rippert earned a bachelor’s degree in electrical engineering and computer science and a master’s degree in management, both from Northwestern University. She currently serves on the Northwestern University Board of Trustees, reflecting her ongoing commitment to education and leadership development.

About The Hartford

The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Connecticut. For additional details, please read The Hartford’s legal notice.

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Some of the statements in this release may be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We caution investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include those discussed in our 2023 Annual Report on Form 10-K, subsequent Quarterly Reports on Forms 10-Q, and the other filings we make with the Securities and Exchange Commission. We assume no obligation to update this release, which speaks as of the date issued.

From time to time, The Hartford may use its website and/or social media channels to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contact:	Investor Contact:
Matthew Sturdevant	Susan Spivak Bernstein
860-547-8664	860-547-6233
matthew.sturdevant@thehartford.com	susan.spivak@thehartford.com